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                                                                   EXHIBIT 10.41


                             LAROCHE INDUSTRIES INC.

                            ANNUAL INCENTIVE PROGRAM


PURPOSE:

         The purpose of this program is to provide an incentive for key management employees to achieve targeted operational results and individual goals on an annual basis. By achieving these goals, participants will advance the interests of the Company and make it a leader in its industry.


ELIGIBILITY:

         Participation in the program is limited to individuals nominated by the Chief Executive Officer and approved by the Board of Directors. Participation is limited to those employees upon whose judgment and efforts the company is largely dependent for its success. You have been selected to participate in this program.


ANNUAL BONUS OPPORTUNITY:

         Attachment "A" sets forth your financial and individual goals. Attachment "A" indicates that financial performance goals established by the Administrator and the Threshold, Target and Maximum levels with corresponding bonus amounts as percentages of base salary. Performance between the threshold and target levels and target and maximum levels will be adjusted on a straight line basis. The individual performance goals established by the Administrator are also included on Attachment "A." The determination of whether your performance satisfied the Threshold, Target or Maximum level will be made by the Administrator after year-end. For each participant in the program, financial goals are weighted between corporate and division.


PAYMENT OF BONUS:

         The Board will determine the extent to which individual performance goals have been achieved. All performance bonus payments will be made in a single cash payment within 90 days after the end of the program year (i.e., February 28), subject to applicable tax withholding. A participant who terminates employment for any reason during the year will not be entitled to a bonus. Should a participant die after the end of a year for which he or she has earned a performance bonus, payment of such bonus will be made to the participant's surviving spouse (if any). Should there be no surviving spouse, payment will be made to the participant's estate.



ADMINISTRATION:

         The Board, or persons designated by the Board, will interpret and administer the program. The Administrator is empowered with complete discretion to determine all questions relating to eligibility and participation. The Administrator also has the authority to make all determinations concerning a participant's entitlement to a bonus, including computing and certifying the extent to which operational and individual goals have been achieved. Decisions or interpretations of any provision of the program by the Administrator shall be final and conclusive.


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AMENDMENT AND/OR TERMINATION OF PLAN:

         The Company reserves the right to amend the program at any time (including Appendix "A") and to terminate the program in whole or in part at any time.







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                                 ATTACHMENT "A"

                   Financial and Individual Performance Goals

                                       For

                     --------------------------------------
                              (Name of Participant)













                     --------------------------------------


                        Percentage of Base Salary Payable
                        Upon Achieving Performance Levels


Threshold Performance Level                Target Performance Level                Maximum Performance Level
             and                                     and                                      and
 % of Base Salary Payable                  % of Base Salary Payable                 % of Base Salary Payable
 ------------------------                  ------------------------                 ------------------------





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